CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees
Putnam Mortgage Securities Fund:

We consent to the use of our report, dated November 13, 2019, with respect to the financial statements and financial highlights of Putnam Mortgage Securities Fund (formerly Putnam U.S. Government Income Trust), included herein, and to the references to our firm under the captions Financial Highlights in the prospectus and Independent Registered Public Accounting Firm and Financial Statements in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts
January 24, 2020